CODE OF ETHICS ADOPTED BY THE INVESCO FAMILY OF ETFS

Effective April 18, 2008, last amended July 25, 2018.

The Invesco Family of ETFs adopts this Code of Ethics pursuant to Rule 17j-1 under the Investment Company Act of 1940, as amended (the “1940 Act”), with respect to certain types of personal securities transactions for the purpose of establishing reporting requirements and enforcement procedures with respect to such transactions. This Code and the reports required under it are promulgated to assure there are no violations of Rule 17j-1(b).

I.	DEFINITIONS.

1.      “Access Person” shall have the same meaning as that set forth in Rule 17j-1(a)(1) under the 1940 Act.

2.      “Adviser” shall mean Invesco Capital Management LLC.

3.      “Beneficial Ownership” shall be interpreted in the same manner as it would be in determining whether a person is subject to the provisions of Section 16 of the Securities Exchange Act of 1934 and the rules and regulations thereunder, except that the determination of direct or indirect beneficial ownership shall apply to all securities that an Independent Trustee or an Unaffiliated Trustee has or acquires.

4.      “Considered for purchase or sale” shall mean a security that is being considered for purchase or sale by a Fund when a portfolio manager of the Adviser or a Sub-adviser has recommended that the Fund purchase or sell the Security.

5.      “Control” shall have the same meaning as that set forth in Section 2(a)(9) of the 1940 Act. Generally, it means the power to exercise a controlling influence over the management or policies of a company, unless such power is solely the result of an official position with such company.

6.       “Distributor” shall mean Invesco Distributors, Inc.

7.      “Fund” shall mean Invesco Exchange-Traded Fund Trust, Invesco Exchange-Traded Fund Trust II, Invesco India Exchange-Traded Fund Trust, Invesco Actively Managed Exchange-Traded Fund Trust, Invesco Actively Managed Exchange-Traded Commodity Fund Trust and Invesco Exchange-Traded Self-Indexed Trust, and all series thereof.

8.      “Interested Person” shall have the same meaning as set forth in Section 2(a)(19) of the 1940 Act.

9.      “Independent Trustee” shall mean any trustee of a Fund who is not an Interested Person of the Fund.

10.      “Purchase” or “sale” of a security includes, among other things, the writing of an option to purchase or sell a security.

11.      “Security” shall have the same meaning as that set forth in Section 2(a)(36) of the 1940 Act (generally, all securities) except that it shall not include securities issued by the Government of the United States or an agency or instrumentality thereof (including all short-term debt securities that are government securities within the meaning of Section 2(a)(16) of the 1940 Act), bankers acceptances, bank certificates of deposit, commercial paper and shares of registered open-end investment companies. The term security includes any separate security that is convertible into, exchangeable for or which carries a right to purchase a security and, for purposes of this Code, any shares of an exchange-traded fund.

12.      “Sub-adviser” shall mean any entity that is a party to or enters into an agreement with the Adviser and/or a Fund pursuant to which such entity provides investment advisory services to the Fund.

13.      “Unaffiliated Trustee” means any trustee of a Fund who is an Interested Person of the Fund, but who is not an affiliated person of Adviser or a Fund’s distributor within the meaning of Section 2(a)(3) of the 1940 Act.

II.      CODE PROVISIONS APPLICABLE ONLY TO INTERESTED PERSONS (OTHER THAN UNAFFILIATED TRUSTEES) OF THE FUNDS.

1.      Code of Ethics.

1.      The provisions of the Adviser’s Code of Ethics are hereby adopted as the Code of Ethics of each Fund applicable only to officers and trustees of the Fund who are Interested Persons of the Adviser or the Distributor (other than an Unaffiliated Trustee). A violation of the Adviser’s Code of Ethics by any such Interested Person shall also constitute a violation of this Code of Ethics.

2.      Any Access Person of a Fund who is also an Access Person of a Sub-adviser shall not be subject to this Code, so long as such Access Person is subject to a code of ethics duly adopted by the relevant Sub-adviser relating to personal securities transactions by such Access Person (each, a “Sub-adviser Code”), provided that such Sub-adviser Code complies with the requirements of Rule 17j-1 and has been approved by the Board of Trustees of the Fund.

2.      Reports. Officers and trustees of a Fund who are Interested Persons of the Adviser or the Distributor (other than an Unaffiliated Trustee) shall file the reports required by the Adviser’s Code of Ethics (“Adviser Reports”). Access Persons of a Fund who are Access Persons of a Sub-adviser shall file the reports required by the relevant Sub-adviser Code (“Sub-adviser Reports”), which shall be available for review by the Compliance Officers of the Fund and Adviser. The Adviser Reports and Sub-adviser Reports shall be deemed to be filings with the Fund under this Code, and shall be available at all times to the Fund.

III.    CODE PROVISIONS APPLICABLE TO THE INDEPENDENT TRUSTEES AND UNAFFILIATED TRUSTEES OF THE FUNDS.

1.      General Fiduciary Principles. The following fiduciary principles are the policy of the Funds and it is the duty of the Independent Trustees and the Unaffiliated Trustees:

1.      To place the interests of the Funds first at all times;

2.      To conduct all personal securities transactions in such manner as to avoid any actual or potential conflict of interest or abuse of their position of trust and responsibility; and

3.      To avoid taking any inappropriate advantage of their positions or the information they acquire to the detriment of the Funds.

2.      Fraudulent Practices. Pursuant to Rule 17j-1(b), persons covered by this Code shall not, in connection with the direct or indirect purchase or sale of a Security held or to be acquired by a Fund:

1.      Employ any device, scheme or artifice to defraud a Fund;

2.      Make any untrue statement of a material fact to a Fund or omit to state a material fact necessary in order to make the statements made to a Fund, in light of the circumstances under which they are made, not misleading;

3.      Engage in any act, practice or course of business that operates or would operate as a fraud or deceit on a Fund; or

4.      Engage in any manipulative practice with respect to a Fund.

3.      Prohibited Purchases and Sales. No Independent Trustee or Unaffiliated Trustee of a Fund shall knowingly effect the purchase or sale of any Security on any day during which that Security is being purchased or sold by a Fund or is being considered for purchase or sale by a Fund.

4.      Exempted Transactions. The prohibitions of Section III.3 of this Code shall not apply to:

1.      Purchases or sales effected in any account over which the Independent Trustee or Unaffiliated Trustee has no direct or indirect influence or control;

2.      Purchases or sales that are nonvolitional on the part of the Independent Trustee or Unaffiliated Trustee of the Fund;

3.      Purchases that are part of an automatic dividend reinvestment plan;

4.      Purchases effected upon the exercise of rights issued by an issuer pro rata to all holders of a class of its securities, to the extent such rights were acquired from such issuer, and sales of such rights so acquired;

5.      Sales of securities held in a margin account to the extent necessary in order to meet margin requirements;

6.      Purchases or sales other than those exempted in (a) through (e) above that: (i) will not cause the Independent Trustee or Unaffiliated Trustee to gain improperly a personal profit as a result of his relationship with the Fund, or (ii) are only remotely potentially harmful to a Fund because the proposed transaction would be unlikely to affect a highly institutional market, or (iii) because of the circumstances of the proposed transaction, are not related economically to the Securities purchased or sold or to be purchased or sold by the Fund, and which, in each case, the Compliance Officer of the Fund has previously approved, which approval shall be confirmed in writing.

5. Reporting.

A. Reporting	by Independent Trustees and Unaffiliated Trustees

1.      Whether or not one of the exemptions listed in Section III.4 hereof applies, each Independent Trustee or Unaffiliated Trustee of each Fund shall file with the Chief Compliance Officer of the Fund a written report containing the information described in Section III.5(b) of this Code with respect to each transaction in any Security in which such Independent Trustee or Unaffiliated Trustee has, or by reason of such transaction acquires, any direct or indirect beneficial ownership, if such Independent Trustee or Unaffiliated Trustee, at the time he entered into that transaction, knew or, in the ordinary course of fulfilling his official duties as a trustee of the Fund should have known, that during the 15-day period immediately preceding or after the date of that transaction:

a)       Such Security was or is to be purchased or sold by the Fund, or

b)       Such Security was or is being considered for purchase or sale by the Fund; provided, however, that such Independent Trustee or Unaffiliated Trustee shall not be required to make a report with respect to any transaction effected for any account over which he does not have any direct or indirect influence or control. Each such report shall be deemed to be filed with the Fund for purposes of this Code, and may contain a statement that the report shall not be construed as an admission by the Independent Trustee or Unaffiliated Trustee that he has any direct or indirect Beneficial Ownership in the Security to which the report relates;

2.      Such report shall be made not later than 10 days after the end of the calendar quarter in which the transaction to which the report relates was effected, and shall contain the following information:

a)       The date of the transaction, the title of and the number of shares, and the principal amount of each Security involved;

b)       The nature of the transaction (i.e., purchase, sale or any other type of acquisition or disposition);

c)       The price at which the transaction was effected; and

d)       The name of the broker, dealer, or bank with or through whom the transaction was effected.

Any report concerning a purchase or sale prohibited under Section III.3 hereof with respect to which the Independent Trustee or Unaffiliated Trustee relies upon one of the exemptions provided in Section III.4 shall contain a brief statement of the exemption relied upon and the circumstances of the transaction.

B.	Reporting by Unaffiliated Trustees

1.      Each Unaffiliated Trustee shall also file the following reports with the Compliance Officer of the Fund unless excepted by paragraph (2) of this section 5(B):

a)         Initial Holdings Report. No later than 10 days after the adoption of this code, or after the person becomes an Unaffiliated Trustee, whichever occurs later (which information must be current as of a date no more than 45 days prior to the date the person becomes an Unaffiliated Trustee):

i.	The title, number of shares and principal amount of each Security in which the Unaffiliated Trustee had any direct or indirect beneficial ownership when the person became an Unaffiliated Trustee;

ii.

The name of any broker, dealer or bank with whom the Unaffiliated Trustee maintained an account in which any securities were held for the direct or indirect benefit of the Unaffiliated Trustee as of the date the person became an Unaffiliated Trustee; and

iii.	The date that the report is submitted by the Unaffiliated Trustee.

b)         Quarterly Transaction Reports. No later than 30 days after the end of each calendar quarter, the following information:

i.	With respect to any transaction during the quarter in a Security in which the Unaffiliated Trustee had any direct or indirect beneficial ownership:

a.	The date of the transaction, the title, the interest rate and maturity date (if applicable), the number of shares and the principal amount of each Security involved;

b.	The nature of the transaction (i.e., purchase, sale or any other type of acquisition or disposition);

c.	The price of the Security at which the transaction was effected;

d.	The name of the broker, dealer or bank with or through which the transaction was effected; and

e.	The date that the report is submitted by the Other Non-management Trustee.

ii.	With respect to any account established by the Unaffiliated Trustee in which any securities were held during the quarter for the direct or indirect benefit of the Unaffiliated Trustee:

a.	The name of the broker, dealer or bank with whom the Unaffiliated Trustee established the account;

b.	The date the account was established; and

c.	The date that the report is submitted by the Unaffiliated Trustee.

c)         Annual Holdings Reports. Annually, the following information (which information must be current as of a date no more than 45 days before the report is submitted):

i.	The title, number of shares and principal amount of each Security in which the Unaffiliated Trustee had any direct or indirect beneficial ownership;

ii.	The name of any broker, dealer or bank with whom the Unaffiliated Trustee maintains an account in which any securities are held for the direct or indirect benefit of the Unaffiliated Trustee; and

iii.	The date that the report is submitted by the Unaffiliated Trustee.

2.	Exceptions from Reporting Requirements. A person need not make a report under paragraph (1) of this section with respect to:

a)         transactions effected for, or Securities held in, any account over which the person has no direct or indirect influence or control, provided that such account has been identified pursuant to section 3, of this Code.

b)         An Unaffiliated Trustee need not make a quarterly report otherwise required by paragraph 5(B)(1)(b) if the report would duplicate information contained in broker trade confirmations or account statements received by the Fund in the time period required by paragraph 5(B)(1)(b), if all of the information required by that paragraph is contained in the broker trade confirmations or account statements.

6.      Review. The Chief Compliance Officer of the Fund shall review or supervise the review of the personal securities transactions reported pursuant to Section III.5. As part of that review, each such reported securities transaction shall be compared against completed and contemplated portfolio transactions of the Fund to determine whether a violation of this Code may have occurred. If the Chief Compliance Officer of the Fund determines that a violation may have occurred, he shall submit the pertinent information regarding the transaction to counsel for the Fund. Such counsel shall evaluate whether a material violation of this Code has occurred, taking into account all the exemptions provided under Section III.4. Before making any determination that a violation has occurred, such counsel shall give the person involved an opportunity to supply additional information regarding the transaction in question and shall consult with counsel for the Independent Trustees or Unaffiliated Trustees whose transaction is in question.

7.      Sanctions. If Fund’s counsel determines that a material violation of this Code has occurred, such counsel shall so advise the President of the Fund. The Chief Compliance Officer shall provide a written report of counsel’s determination to the Board of Trustees for such further action and sanctions as said Board deems appropriate, which sanctions may in the Board’s discretion include removal of the Independent Trustee or Unaffiliated Trustee.

IV.	MISCELLANEOUS PROVISIONS.

1.      Amendment or Revision of Adviser’s Code of Ethics. Any amendment or revision of the Adviser’s Code of Ethics shall be deemed to be an amendment or revision of Section II.1 of this Code, and such amendment or revision shall be promptly furnished to the Independent Trustees or Unaffiliated Trustees of the Funds.

2.      Records. Each Fund shall maintain records in the manner and to the extent set forth below, which records may be maintained on microfilm under the conditions described in Rule 31a-2(f)(1) under the 1940 Act and shall be available for examination by representatives of the Securities and Exchange Commission:

1.      A copy of this Code and any other code that is, or at any time within the past five years has been, in effect shall be preserved in an easily accessible place;

2.      A record of any violation of this Code and of any action taken as a result of such violation shall be preserved in an easily accessible place for a period of not less than five years following the end of the fiscal year in which the violation occurs;

3.      A copy of each report made by an officer or trustee pursuant to this Code shall be preserved for a period of not less than five years from the end of the fiscal year in which it is made, the first two years in an easily accessible place; and

4.      A list of all persons who are, or within the past five years have been, required to make reports pursuant to this Code shall be maintained in an easily accessible place.

3.      Confidentiality. All reports of securities transactions and any other information filed with the Fund or furnished to any person pursuant to this Code shall be treated as confidential, but are subject to review as provided herein and by representatives of the Securities and Exchange Commission.

4.      Interpretation of Provisions. The trustees of the Funds may adopt from time to time such interpretation of this Code as they deem appropriate.

5.      Effect of Violation of This Code. In adopting Rule 17j-1, the Securities and Exchange Commission specifically noted in Investment Company Act Release No. 11421 that a violation of any provision of a particular code of ethics, such as this Code, would not be considered a per se unlawful act prohibited by the general antifraud provisions of the Rule. In adopting this Code, it is not intended that a violation of this Code is or should be considered to be a violation of Rule 17j-1.